EXHIBIT 99.1

News Release                                                              [LOGO]
--------------------------------------------------------------------------------
                                For investor and media inquiries please contact:
                                                               Steve E. Kunszabo
                                                    Director, Investor Relations
                                                                    732-556-2220


FOR RELEASE THURSDAY, JANUARY 5, 2006
-------------------------------------

       Centennial Communications Announces Fiscal Second-Quarter Results;
       ------------------------------------------------------------------
  U.S. Wireless Records Highest Net Subscriber Additions in Nearly Three Years
  ----------------------------------------------------------------------------


     o Fiscal second-quarter income from continuing operations of $0.08 per diluted share, compared to income of $0.18 per diluted share from continuing operations in the prior-year quarter

     o Fiscal second-quarter consolidated adjusted operating income from continuing operations of $91.2 million, up 2 percent year-over-year from $89.8 million

     o Fiscal second-quarter consolidated revenue from continuing operations of $235.6 million, up 10 percent year-over-year from $214.1 million

WALL, N.J. - Centennial Communications Corp. (NASDAQ: CYCL) ("Centennial") today reported income from continuing operations of $8.2 million, or $0.08 per diluted share, for the fiscal second quarter of 2006 as compared to income from continuing operations of $18.6 million, or $0.18 per diluted share, in the fiscal second quarter of 2005. The fiscal second quarter of 2005 included an after-tax gain of approximately $0.09 per diluted share related to the Company's sale of spectrum in the Midwest. Consolidated adjusted operating income (AOI)(1) from continuing operations for the fiscal second quarter was $91.2 million, as compared to $89.8 million for the prior-year quarter.

"We continue to pursue a path of long-term leadership in each of our local markets, and are encouraged by the healthiest subscriber growth in nearly three years in our U.S wireless business," said Michael J. Small, Centennial's chief executive officer. "Our commitment to our local market strategy is stronger than it's ever been, with great networks and great local teams remaining critical to our ongoing success."

Centennial reported fiscal second-quarter consolidated revenue from continuing operations of $235.6 million, which included $111.0 million from U.S. wireless and $124.6 million from Caribbean operations. Consolidated revenue from continuing operations grew 10 percent versus the fiscal second quarter of 2005. The Company ended the quarter with 1.34 million total wireless subscribers, which compares to 1.11 million for the year-ago quarter and 1.31 million for the previous quarter ended August 31, 2005. The Company reported 326,400 total access lines and equivalents at the end of the fiscal second quarter.

"We have a proven track record of deleveraging in a highly competitive and rapidly changing market," said Centennial chief financial officer Thomas J. Fitzpatrick. "We'll continue to operate in a disciplined way to generate solid free cash flow as we return to our path of deleveraging."


OTHER HIGHLIGHTS
----------------


     o On September 23, 2005, Centennial announced that Carlos T. Blanco was named President of Centennial de Puerto Rico. Blanco will have operational responsibility for Centennial's wireless and broadband businesses in Puerto Rico, overseeing the customer service, human resources, marketing, network engineering and sales teams.

     o On December 21, 2005, Centennial completed its offering of $550 million in aggregate principal amount of senior notes due 2013. The senior notes were issued in two series consisting of (i) $350 million of floating rate notes that bear interest at three-month LIBOR plus 5.75% and mature in January 2013 and (ii) $200 million of fixed rate notes that bear interest at 10% and mature in January 2013. Centennial will use the net proceeds from the offering, together with a portion of its available cash, to pay a special cash dividend to Centennial's common stockholders of $5.52 per share, and prepay $39.5 million of term loan borrowings under its senior secured credit facility.


CENTENNIAL SEGMENT HIGHLIGHTS
-----------------------------

     U.S. Wireless Operations

     o Revenue was $111.0 million, a 13 percent increase from last year's second quarter. Roaming revenue increased 65 percent from the prior-year quarter as a result of increased traffic from strong growth in GSM minutes. Due to recent strong performance, Centennial expects growth in roaming revenues during fiscal 2006, but anticipates that roaming revenue will remain a small percentage of consolidated revenue in future periods.

     o AOI was $40.2 million, a 3 percent year-over-year decrease, representing an AOI margin of 36 percent. AOI growth was pressured during the quarter by higher customer acquisition and advertising costs associated with a 46 percent increase in customer activations, costs related to increased minutes-of-use, increased equipment expense associated with GSM handset upgrades and costs related to the continued build out of new markets in Grand Rapids and Lansing, MI.

     o U.S. wireless ended the quarter with 614,100 total subscribers including 48,200 wholesale subscribers. This compares to 564,900 for the year-ago quarter including 20,000 wholesale subscribers and to 592,600 for the previous quarter ended August 31, 2005 including 43,200 wholesale subscribers. At the end of the fiscal second quarter, approximately 56 percent of U.S. retail wireless subscribers were on GSM calling plans. Postpaid retail subscribers increased 12,300 from the fiscal first quarter of 2006, as the build-out of contiguous footprint in Grand Rapids and Lansing, MI and a robust marketing effort supported renewed subscriber growth.

     o Capital expenditures were $16.1 million for the fiscal second quarter as U.S. wireless continued to build out its network and distribution channels in Grand Rapids and Lansing, MI.

     Caribbean Wireless Operations

     o Revenue was $92.2 million, an increase of 7 percent from the prior-year second quarter, driven primarily by subscriber growth.

     o Average revenue per user (ARPU) was $42, a 22 percent decline from the year-ago period, due to the continued impact of prepaid subscriber growth in the Dominican Republic. Postpaid ARPU in Puerto Rico remained above $70.

     o AOI totaled $34.2 million, a 1 percent year-over-year increase, representing an AOI margin of 37 percent. AOI was favorably impacted by subscriber growth, partially offset by higher phone costs for customer retention and higher bad debt expense resulting from increased involuntary churn in Puerto Rico.

     o Caribbean wireless ended the quarter with 724,100 subscribers, which compares to 543,400 for the prior-year quarter and to 715,000 for the previous quarter ended August 31, 2005. Customer growth benefited from prepaid subscriber growth in the Dominican Republic, partially offset by weak postpaid subscriber growth due to higher churn in both the Dominican Republic and Puerto Rico. Centennial continues to emphasize prepaid and hybrid plans in the Dominican Republic, shifting its marketing effort away from postpaid plans.

     o Capital expenditures were $18.7 million for the fiscal second quarter, which included investments to complete the replacement and upgrade of the Company's wireless network in Puerto Rico.

     Caribbean Broadband Operations

     o Revenue was $35.4 million, an increase of 7 percent year-over-year, driven by solid access line growth.

     o    AOI  was  $16.8  million,  an  18  percent  year-over-year   increase,
          representing an AOI margin of 47 percent. AOI increased primarily due to solid access line growth and reduced bad debt expense.

     o Switched access lines totaled approximately 66,700 at the end of the fiscal second quarter, an increase of 10,200 lines, or 18 percent from the prior-year quarter. Dedicated access line equivalents were 259,700 at the end of the fiscal second quarter, a 13 percent year-over-year increase.

     o    Wholesale   termination   revenue  was  $5.5  million,   a  1  percent
          year-over-year decrease, primarily driven by a decline in the rate per minute for southbound terminating traffic to the Dominican Republic.

     o    Capital  expenditures  were $4.3 million for the fiscal second quarter
          as  the   Company   continues   to  expand   its   broadband   network
          infrastructure.



FISCAL 2006 OUTLOOK
-------------------

o The Company reiterated that it expects consolidated AOI from continuing operations between $370 million and $390 million for fiscal 2006, including an approximately $9 million startup loss related to its recent launch of service in Grand Rapids and Lansing, MI. Consolidated AOI from continuing operations for fiscal year 2005 was $366.4 million, which included $9.1 million of non-recurring items. The Company has not included a reconciliation of projected AOI because projections for some components of this reconciliation are not possible to forecast at this time.

o The Company also continues to expect consolidated capital expenditures of approximately $160 million for fiscal 2006.

DEFINITIONS AND RECONCILIATION
------------------------------

(1) Adjusted operating income refers to, for any period, net income before income from discontinued operations, income from equity investments, minority interest in income of subsidiaries, income tax expense, other expense, interest expense, net, (loss) gain on disposition of assets and depreciation and amortization. Please refer to the schedule below for a reconciliation of adjusted operating income to consolidated net income and the Investor Relations website at www.ir.centennialwireless.com for a discussion and reconciliation of this and other non-GAAP financial measures.

Reconciliation of net income to adjusted operating income:

                                                  THREE MONTHS ENDED           SIX MONTHS ENDED
                                                      NOVEMBER 30,               NOVEMBER 30,
                                              ----------------------------------------------------

                                                  2005           2004           2005          2004
                                              ------------------------------------------------------
Adjusted operating income.................... $   91,215     $   89,754     $  185,398    $  181,355
Less: depreciation and amortization..........   (32,019)       (29,607)       (64,770)      (58,765)
(Loss) gain on disposition of assets.........      (473)         15,364          (388)        14,932
                                              ----------     ----------     ----------    ----------
Operating income.............................     58,723         75,511        120,240       137,522
Income from equity investments...............        337            145            445           290
Interest expense, net........................   (34,485)       (36,938)       (68,480)      (73,417)
Other expense................................      (839)        (1,204)          (845)       (2,082)
Income tax expense...........................   (15,266)       (18,709)       (28,068)      (32,819)
Minority interest in income of subsidiaries..      (227)          (225)          (439)         (451)
Income from discontinued operations..........         -           2,764             65           768
                                              ----------     ----------     ----------    ----------
Net income................................... $    8,243     $   21,344     $   22,918    $   29,811
                                              ==========     ==========     ==========    ==========


CONFERENCE CALL INFORMATION
---------------------------

As previously announced, the Company will host a conference call to discuss results at 8:30 a.m. ET on Thursday, January 5, 2006. Callers can dial (800) 289-0572 to access the call. The conference call will also be simultaneously webcast on Centennial's Investor Relations website at www.ir.centennialwireless.com. A replay of the conference call will also be available beginning Thursday, January 5 through Thursday, January 19 at both Centennial's Investor Relations website and www.streetevents.com. Callers can also dial (888) 203-1112, Access Code 6450927 to access an audio replay of the conference call.

                         CENTENNIAL COMMUNICATIONS CORP.
                     FINANCIAL DATA AND OPERATING STATISTICS
                                November 30, 2005
                      ($000's, except per subscriber data)

                                                        -----------------------  -----------------------
                                                          Three Months Ended        Six Months Ended
                                                          Nov-05      Nov-04        Nov-05      Nov-04
                                                        -----------------------  -----------------------

U.S. WIRELESS
-------------

Postpaid Wireless Subscribers                                546,900     527,800      546,900    527,800
Prepaid Wireless Subscribers                                  19,000      17,100       19,000     17,100
                                                              ------      ------       ------     ------
Retail Subscribers                                           565,900     544,900      565,900    544,900
Wholesale Subscribers                                         48,200      20,000       48,200     20,000
                                                              ------      ------       ------     ------
Total Wireless Subscribers                                   614,100     564,900      614,100    564,900
Total Wireless Gross Adds                                     59,300      40,700      106,400     85,000
Net Gain (Loss) - Retail Subscribers                          16,500      (6,500)      19,200    (10,100)
Net Gain - Wholesale Subscribers                               5,000       6,500        8,900     12,000
                                                               -----       -----        -----     ------
Net Gain - Total Subscribers                                  21,500           0       28,100      1,900
GSM as a % of Retail Subs                                      55.5%       15.7%        55.5%      15.7%
Revenue per Average Wireless Customer (1) (2)                    $66         $60          $66        $61
Retail Revenue Per Average Wireless Customer (3)                 $54         $52          $53        $53
Roaming Revenue                                              $21,465     $13,044      $42,690    $26,352
Retail Penetration (4) (5)                                      6.5%        8.9%         6.5%       8.9%
Postpaid Churn - Wireless (6)                                   2.0%        2.1%         2.1%       2.1%
Prepaid & Postpaid Churn - Wireless (6)                         2.3%        2.5%         2.4%       2.5%
Monthly MOU's per Wireless Customer                              745         552          716        535
Cost to Acquire (7)                                             $321        $315         $322       $332
Capital Expenditures                                         $16,073     $16,181      $25,624    $25,532

CARIBBEAN
---------

Postpaid Wireless Subscribers                                413,900     394,500      413,900    394,500
Prepaid Wireless Subscribers                                 310,200     148,900      310,200    148,900
                                                             -------     -------      -------    -------
Total Wireless Subscribers                                   724,100     543,400      724,100    543,400
Total Wireless Gross Adds                                    109,300      90,200      247,000    165,400
Net Gain  - Wireless Subscribers                               9,100      26,700       65,300     47,200
Revenue per Average Wireless Customer (1)                        $42         $54          $44        $54
Penetration - Total Wireless (4)                                5.6%        4.2%         5.6%       4.2%
Postpaid Churn - Wireless (6)                                   3.2%        2.2%         3.2%       2.3%
Prepaid  Churn - Wireless (6)                                   6.5%        7.9%         5.8%       7.3%
Prepaid & Postpaid Churn - Wireless (6)                         4.6%        3.7%         4.3%       3.7%
Monthly MOU's per Wireless Customer                              825         978          834        962
Fiber Route Miles - Continuing Operations                      1,214       1,146        1,214      1,146
Switched Access Lines                                         66,700      56,500       66,700     56,500
Dedicated Access Line Equivalents                            259,700     230,100      259,700    230,100
On-Net Buildings                                               1,571       1,301        1,571      1,301
Capital Expenditures - Wireless Continuing Operations        $18,704     $12,866      $29,011    $25,805
Capital Expenditures - Broadband Continuing Operations        $4,294      $7,790      $11,101    $12,946
                                                              ------      ------      -------    -------
Capital Expenditures - Total Caribbean Continuing Operations $22,998     $20,656      $40,112    $38,751
                                                             =======     =======      =======    =======
REVENUES
--------

U.S. Wireless                                               $110,957     $97,962     $218,783   $201,029
                                                            --------     -------     --------   --------
Caribbean - Wireless                                         $92,172     $85,769     $187,972   $168,774
Caribbean - Broadband                                        $35,420     $33,122      $72,089    $66,631
Caribbean - Intercompany                                     ($2,969)    ($2,744)     ($6,021)   ($5,543)
                                                             -------     -------      -------    -------
Total Caribbean                                             $124,623    $116,147     $254,040   $229,862
                                                            --------    --------     --------   --------
Consolidated - Continuing Operations                        $235,580    $214,109     $472,823   $430,891
                                                            ========    ========     ========   ========

Adjusted Operating Income (8)
-----------------------------

U.S. Wireless                                                $40,188     $41,517      $80,841    $89,470
                                                             -------     -------      -------    -------
Caribbean - Wireless                                         $34,228     $33,943      $71,061    $66,181
Caribbean - Broadband                                        $16,799     $14,294      $33,496    $25,704
                                                             -------     -------      -------    -------
Total Caribbean                                              $51,027     $48,237     $104,557    $91,885
                                                             -------     -------     --------    -------
Consolidated - Continuing Operations                         $91,215     $89,754     $185,398   $181,355
                                                             =======     =======     ========   ========
NET DEBT
--------

Total Debt Less Cash and Cash Equivalents                 $1,436,500  $1,632,400   $1,436,500 $1,632,400

(1) Revenue per Average Wireless Customer is determined for each period by dividing total monthly revenue per wireless subscriber including roaming revenue by the average retail customers for such period.

(2) Revenue per average wireless customer for the six months ended November 2004 includes $5.5 million of Universal Service Fund (USF) revenue related to prior periods. Revenue per average wireless customer excluding this $5.5 million of USF revenue is $59.

(3) Retail Revenue per Average Wireless Customer is determined for each period by dividing retail revenue (total revenue excluding roaming revenue) by the average retail customers for such period.

(4) The penetration rate equals the percentage of total population in our service areas who are subscribers to our wireless service as of period-end.

(5) November 2005 includes approximately 2.5 million incremental POPs acquired during fiscal 2005.

(6) Churn is calculated by dividing the aggregate number of retail subscribers who cancel service during each month in a period by the total number of subscribers as of the beginning of the month. Churn is stated as the average monthly churn rate for the period.

(7) Cost to acquire a new customer is calculated by dividing the sum of the cost of phones and marketing expenses less the related equipment sales by the gross activations for the period. Cost to acquire excludes costs relating to phones used for customer retention.

(8) Adjusted operating income is defined as net income before income from discontinued operations, income from equity investments, minority interest in income of subsidiaries, income tax expense, other expense, interest expense, net, (loss) gain on disposition of assets and depreciation and amortization.

                CENTENNIAL COMMUNICATIONS CORP. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                  (Amounts in thousands, except per share data)

                                                                Three Months Ended           Six Months Ended
                                                          ------------------------------    -------------------------------
                                                            November 30,     November 30,     November 30,    November 30,
                                                              2005             2004             2005             2004
                                                          -------------    -------------    --------------   --------------

REVENUE:
     Service revenue                                      $    226,490     $    206,697     $     454,713    $     417,053
     Equipment sales                                             9,090            7,412            18,110           13,838
                                                          -------------    -------------    --------------   --------------
                                                               235,580          214,109           472,823          430,891
                                                          -------------    -------------    --------------   --------------

COSTS AND EXPENSES:
     Cost of services                                           50,483           40,594            99,663           82,084
     Cost of equipment sold                                     26,709           22,915            51,891           44,241
     Sales and marketing                                        26,484           22,003            52,034           46,627
     General and administrative                                 40,689           38,843            83,837           76,584
     Depreciation and amortization                              32,019           29,607            64,770           58,765
     Loss (gain) on disposition of assets                          473          (15,364)              388          (14,932)
                                                          -------------    -------------    --------------   --------------
                                                               176,857          138,598           352,583          293,369
                                                          -------------    -------------    --------------   --------------

OPERATING INCOME                                                58,723           75,511           120,240          137,522
                                                          -------------    -------------    --------------   --------------

INTEREST EXPENSE, NET                                          (34,485)         (36,938)          (68,480)         (73,417)
OTHER EXPENSE                                                     (839)          (1,204)             (845)          (2,082)
                                                          -------------    -------------    --------------   --------------

INCOME FROM CONTINUING OPERATIONS BEFORE
         INCOME TAX EXPENSE, MINORITY INTEREST
         IN INCOME OF SUBSIDIARIES AND INCOME FROM
         EQUITY INVESTMENTS                                     23,399           37,369            50,915           62,023

INCOME TAX  EXPENSE                                            (15,266)         (18,709)          (28,068)         (32,819)
                                                          -------------    -------------    --------------   --------------

INCOME FROM CONTINUING OPERATIONS
         BEFORE MINORITY INTEREST IN INCOME
         OF SUBSIDIARIES AND INCOME FROM
         EQUITY INVESTMENTS                                      8,133           18,660            22,847           29,204

MINORITY INTEREST IN INCOME OF SUBSIDIARIES                       (227)            (225)             (439)            (451)
INCOME FROM EQUITY INVESTMENTS                                     337              145               445              290
                                                          -------------    -------------    --------------   --------------

INCOME FROM CONTINUING OPERATIONS                                8,243           18,580            22,853           29,043

Discontinued operations:
Income tax expense                                                   -            3,912                 -            1,487
Gain on disposition                                                  -                -               100                -
Income tax expense                                                   -           (1,148)              (35)            (719)
                                                          -------------    -------------    --------------   --------------
Net income from discontinued operations                              -            2,764                65              768
                                                          =============    =============    ==============   ==============

NET INCOME                                                $      8,243     $     21,344     $      22,918    $      29,811
                                                          =============    =============    ==============   ==============

EARNINGS PER SHARE:
     BASIC
      EARNINGS PER SHARE FROM CONTINUING OPERATIONS       $       0.08     $       0.18     $        0.22    $        0.28
      EARNINGS PER SHARE FROM DISCONTINUED OPERATIONS     $          -     $       0.03     $        0.00    $        0.01
                                                          -------------    -------------    --------------   --------------
      NET INCOME PER SHARE                                $       0.08     $       0.21     $        0.22    $        0.29
                                                          =============    =============    ==============   ==============

     DILUTED
      EARNINGS PER SHARE FROM CONTINUING OPERATIONS       $       0.08     $       0.18     $        0.21    $        0.28
      EARNINGS PER SHARE FROM DISCONTINUED OPERATIONS     $          -     $       0.02     $        0.00    $        0.01
                                                          -------------    -------------    --------------   --------------
      NET INCOME PER SHARE                                $       0.08     $       0.20     $        0.21    $        0.29
                                                          =============    =============    ==============   ==============

WEIGHTED-AVERAGE SHARES OUTSTANDING DURING THE PERIOD:
      BASIC                                                    104,435          103,314           104,271          103,263
                                                          =============    =============    ==============   ==============
      DILUTED                                                  107,083          104,366           106,979          104,313
                                                          =============    =============    ==============   ==============

ABOUT CENTENNIAL
----------------

Centennial Communications (NASDAQ:CYCL), based in Wall, NJ, is a leading provider of regional wireless and integrated communications services in the United States and the Caribbean with over 1.3 million wireless subscribers and 326,400 access lines and equivalents. The U.S. business owns and operates wireless networks in the Midwest and Southeast covering parts of six states. Centennial's Caribbean business owns and operates wireless networks in Puerto Rico, the Dominican Republic and the U.S. Virgin Islands and provides facilities-based integrated voice, data and Internet solutions. Welsh, Carson, Anderson & Stowe and an affiliate of the Blackstone Group are controlling shareholders of Centennial. For more information regarding Centennial, please
visit         our          websites          http://www.centennialwireless.com/,
http://www.centennialpr.com/ and http://www.centennialrd.com/


SAFE HARBOR PROVISION
---------------------

Cautionary statement for purposes of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995: Information in this release that involves Centennial's expectations, beliefs, hopes, plans, projections, estimates, intentions or strategies regarding the future are forward-looking statements. Such forward-looking statements are subject to a number of risks, assumptions and uncertainties that could cause the Company's actual results to differ materially from those projected in such forward-looking statements. These risks, assumptions and uncertainties include, but are not limited to: the effects of vigorous competition in our markets, which may make it difficult for us to attract and retain customers and to grow our customer base and revenue and which may increase churn, which could reduce our revenue and increase our costs; the fact that many of our competitors are larger than we are, have greater financial resources than we do, are less leveraged than we are, have more extensive coverage areas than we do, and may offer less expensive and more technologically advanced products and services than we do; changes and developments in technology, including our ability to upgrade our networks to remain competitive and our ability to anticipate and react to frequent and significant technological changes which may render certain technologies used by us obsolete; our and our subsidiaries' substantial debt obligations, including restrictive covenants, which place limitations on how we conduct business; our ability to attract subscribers in our newly launched markets in Grand Rapids and Lansing, Michigan; market prices for the products and services we offer may continue to decline in the future; the effect of changes in the level of support provided to us by the Universal Service Fund; the effects of consolidation in the telecommunications industry; general economic, business, political and social conditions in the areas in which we operate, including the effects of world events, terrorism, hurricanes, tornadoes, wind storms and other natural disasters; our access to the latest technology handsets in a timeframe and at a cost similar to our competitors; the effect on our business of wireless local number portability, which allows customers to keep their wireless phone numbers when switching between service providers; our ability to successfully deploy and deliver wireless data services to our customers, including next generation 3G technology; our ability to generate cash and the availability and cost of additional capital to fund our operations and our significant planned capital expenditures, including the need to refinance or amend existing indebtedness; our dependence on roaming agreements for a significant portion of our U.S. wireless revenue and the expected decline in roaming revenue over the long term; our dependence on roaming agreements for our ability to offer our wireless customers competitively priced regional and nationwide rate plans that include areas for which we do not own wireless licenses; our ability to attract and retain qualified personnel; the effects of governmental regulation of the telecommunications industry; fluctuations in currency values related to our Dominican Republic operations; our ability to acquire, and the cost of acquiring, additional spectrum in our markets to support growth and advanced technologies; our ability to manage, implement and monitor billing and operational support systems; the results of litigation filed or which may be filed against us, including litigation relating to wireless billing, using wireless telephones while operating an automobile or possible health effects of radio frequency transmission; the relative liquidity and corresponding volatility of our common stock and our ability to raise future equity capital; and the control of us retained by some of our stockholders and anti-takeover provisions; and other risks referenced from time to time in the Company's filings with the Securities and Exchange Commission. All forward-looking statements included in this release are based upon information available to Centennial as of the date of the release, and we assume no obligation to update or revise any such forward-looking statements.

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